EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ambac Assurance Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333-45069, 333-45069-01, 333-45069-02) of Mississippi Power Company, Mississippi
Power Capital Trust II and Mississippi Power Capital Trust III (the "Registrants"), and the Prospectus Supplement of the Registrants (the "Prospectus Supplement"), included in Form 8-K of the Registrants dated May 7, 1998, of our report dated January 29, 1998 on the consolidated financial statements of Ambac Assurance Corporation as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 10-K of Ambac Financial Group, Inc. dated March 31, 1998 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.

                  /s/  KPMG Peat Marwick LLP


New York, New York
May 7, 1998